1940 Act | law group        John H. Lively
                            The Law Offices of John H. Lively & Associates, Inc.
                            A member firm of The 1940 Act Law Group
                            11300 Tomahawk Creek Parkway, Suite 310
                            Leawood, KS 66211
                            Phone: 913.660.0778 Fax: 913.660.9157
                            john.lively@1940actlawgroup.com

October 25, 2012

World Funds Trust
8730 Stony Point Parkway, Suite 205
Richmond, VA 23235

RE: OPINION OF COUNSEL REGARDING THE REGISTRATION STATEMENT FILED ON FORM N-1A UNDER THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED (THE "1940 ACT") AND SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") (FILE NOS. 333-148723 AND 811-22172)

Ladies and Gentlemen:

         We have acted as counsel to the World Funds Trust (the "Trust"), a statutory trust organized under the laws of the state of Delaware and registered under the 1940 Act as an open-end series management investment company.

         This opinion relates to the Trust's Registration Statement on Form N-1A (the "Registration Statement and is given in connection with the filing with the Securities and Exchange Commission (the "Commission") of a post-effective amendment under the Securities Act and an amendment under the 1940 Act (collectively, the "Amendment"), each to the Registration Statement. The Amendment relates to the registration of an indefinite number of shares of beneficial interest (collectively, the "Shares"), with no par value per share, of the Perkins Discovery Fund (the "Fund"), a new series portfolio of the Trust. We understand that the Amendment will be filed with the Commission pursuant to Rule 485(b) under the Securities Act and that our opinion is required to be filed as an exhibit to the Registration Statement.

         In reaching the opinions set forth below, we have examined, among other things, copies of the Trust's Certificate of Trust, Agreement and Declaration of Trust, applicable resolutions of the Board of Trustees, and originals or copies, certified or otherwise identified to our satisfaction, of such other documents, records and other instruments as we have deemed necessary or advisable for purposes of this opinion. We have also examined the prospectus and statement of additional information for the Fund, substantially in the form in which they are to be filed in the Amendment (collectively, the "Prospectus").

         As to any facts or questions of fact material to the opinions set forth below, we have relied exclusively upon the aforesaid documents and upon representations and declarations of the officers or other representatives of the Trust. We have made no independent investigation whatsoever as to such factual matters.

         The Prospectus provides for issuance of the Shares from time to time at the net asset value thereof, plus any applicable sales charge. In reaching the opinions set forth below, we have assumed that upon sale of the Shares, the Trust will receive the net asset value thereof.

                                                               World Funds Trust
                                                               October 25, 2012

         We have also assumed, without independent investigation or inquiry, that:

         (a) all documents submitted to us as originals are authentic; all documents submitted to us as certified or photostatic copies conform to the original documents; all signatures on all documents submitted to us for examination are genuine; and all documents and public records reviewed are accurate and complete; and

         (b) all representations, warranties, certifications and statements with respect to matters of fact and other factual information (i) made by public officers; or (ii) made by officers or representatives of the Trust are accurate, true, correct and complete in all material respects.

         The Delaware Statutory Trust Act provides that shareholders of the Trust shall be entitled to the same limitation on personal liability as is extended under the Delaware General Corporation Law to stockholders of private corporations for profit. There is a remote possibility, however, that, under certain circumstances, shareholders of a Delaware statutory trust may be held personally liable for that trust's obligations to the extent that the courts of another state which does not recognize such limited liability were to apply the laws of such state to a controversy involving such obligations. The Agreement and Declaration of Trust provides that neither the Trust nor the Trustees, nor any officer, employee or agent of the Trust shall have any power to bind personally any shareholder, or to call upon any shareholder for the payment of any sum of money or assessment whatsoever other than such as the shareholder may at any time agree to pay. Therefore, the risk of any shareholder incurring financial loss beyond his investment due to shareholder liability is limited to circumstances in which the Fund is unable to meet its obligations and the express limitation of shareholder liabilities is determined not to be effective.

         Based on our review of the foregoing and subject to the assumptions and qualifications set forth herein, it is our opinion that, as of the date of this letter:

         (a) The Shares to be offered for sale pursuant to the Prospectus are duly and validly authorized by all necessary actions on the part of the Trust; and

         (b) The Shares, when issued and sold by the Trust for consideration pursuant to and in the manner contemplated by the Agreement and Declaration of Trust and the Trust's Registration Statement, will be validly issued and fully paid and non-assessable, subject to compliance with the Securities Act, the 1940 Act, and the applicable state laws regulating the sale of securities

         We express no opinion concerning the laws of any jurisdiction other than the federal law of the United States of America and the Delaware Statutory Trust Act.

         We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name and to the reference to our firm under the caption "Legal Counsel" in the Statement of Additional Information for the Fund, which is included in the Registration Statement.

               On behalf of The Law Offices of John H. Lively & Associates, Inc.

               /s/ John H. Lively

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